Exhibit (n)(8)

Appendix A - List of Portfolios and Classes

As of January 31, 2024

Fund	Classes Offered
Emerging Markets Portfolio	Advisor Class
Investor Class

Global Equity Portfolio	Advisor Class
Institutional Class
Institutional Class Z

Frontier Emerging Markets Portfolio	Institutional Class
Institutional Class Z
Investor Class

Institutional Emerging Markets Portfolio	Institutional Class
Institutional Class Z

International Equity Portfolio	Institutional Class
Institutional Class Z
Investor Class

International Small Companies Portfolio	Institutional Class
Institutional Class Z
Investor Class

Chinese Equity Portfolio	Institutional Class

Emerging Markets ex China Portfolio	Institutional Class

International Developed Markets Equity Portfolio	Institutional Class

International Carbon Transition Equity Portfolio	Institutional Class